Exhibit 99.1

FOR IMMEDATE RELEASE

HENRY BROS. ELECTRONICS UPDATES STATUS OF DELAYED
10-K FILING

FAIR LAWN, N.J., July 24, 2007 – Henry Bros. Electronics, Inc. (Amex: HBE), a turnkey provider of technology-based integrated electronic security solutions, today issued an update on the company’s American Stock Exchange listing status and delayed 2006 Form 10-K filing.

Henry Bros. had previously disclosed that the failure to file its 2006 Form 10-K was caused by unreconciled balances in certain clearing accounts. At this time, those unreconciled balances appear to be approximately $1.1 million, of which approximately half of this amount has been identified and is in the process of being corrected. Identification of the remaining balance is continuing.

The company submitted a plan of compliance and supporting documentation to the American Stock Exchange on May 18th, 2007 to regain compliance with the continued listing standards no later than October 18th, 2007. As of the date of this release, the company is not in compliance with the continued listing standards of the exchange. The failure to file a 10-Q for the March 2007 quarter triggered an additional delinquency. However, the company’s listing is being continued pursuant to an extension granted by the Exchange until October 18th, 2007, subject to the Exchange’s right to commence delisting proceedings at any time.

Henry Bros. Electronics Chairman and Chief Executive Officer, Jim Henry stated, “We want our investors to understand the magnitude of the unreconciled difference that resulted in our untimely filing of the 2006 Form 10-K and the first quarter 10-Q, as well as the progress that our financial team has made toward solving this deficiency. We are making every effort to complete the necessary reconciliations required to return us to good standing with the Amex as soon as possible and are confident that we will be able to meet the October 18th deadline.”

About Henry Bros. Electronics, Inc.
Henry Bros. Electronics (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Without limiting the generality of the foregoing, there can be no assurance that the Company will again be compliant on or before October 18, 2007. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Beth More	Jim Henry, Chairman & Chief Executive Officer
KCSA Worldwide	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1224	201-794-6500
tfromer@kcsa.com / bmore@kcsa.com	jhenry@hbe-inc.com